UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): March 30, 2006

Radnor Holdings Corporation

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

333-19495	23-2674715
(Commission File Number)	(IRS Employer Identification No.)

Radnor Financial Center, Suite A300 150 Radnor Chester Road, Radnor, Pennsylvania	19087-5292
(Address of Principal Executive Offices)	(Zip Code)

610-341-9600

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 - Registrant’s Business and Operations

Item 1.01 - Entry into a Material Definitive Agreement

On April 3, 2006, Radnor Holdings Corporation (the “Company”) executed a supplemental indenture to amend the indenture dated as of March 11, 2003 (the “Indenture”) among the Company, certain subsidiary guarantors and Wachovia Bank, National Association, which governs the Company’s 11% Senior Notes due 2010. The amendments to the Indenture permit the Company to incur an additional $25 million of indebtedness and any refinancing, refunding, deferral, renewal or extension thereof. The amendments also included certain other undertakings by the Company in connection with such increase in permitted indebtedness.

On March 30, 2006, Radnor Holdings Corporation’s European subsidiary, StyroChem Finland Oy (“Borrower”) amended the agreement governing its senior secured term loan facility with institutional lenders in the original aggregate principal amount of $20,000,000. The amendment revised certain covenants, including without limitation, the maximum annual capital expenditures limit, the maximum ratio of the consolidated total debt of Borrower and its subsidiaries to the consolidated EBITDA of Borrower and its subsidiaries and the minimum fixed charge coverage ratio. The amendment also amended certain reporting requirements, the definition of EBITDA for purposes of the agreement and the pricing grid that is used to determine downward adjustments to the interest rate for the term loans.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RADNOR HOLDINGS CORPORATION

Dated: April 5, 2006	By:	/s/ Michael T. Kennedy
Michael T. Kennedy
President and Chief Executive Officer

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